Exhibit 6.12

Amendment V

to

Asset Purchase Agreement

By and Among

Jet X Aerospace LLC

An Illinois Liability Company

And ASI Aviation Inc.

A Nevada Corporation

And the

Seller Members

Dated: July 2, 2020

Jet X Aerospace LLC, an Illinois limited liability company (“Seller” or “Company”), ASI Aviation, Inc., a Nevada Corporation (“Buyer”), and the Seller Members. Buyer, Seller and the Seller Members each are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Whereas, the Parties to this amendment have entered into the Asset Purchase Agreement (the “Agreement”), dated February 10, 2020 (the “Effective Date”).

Whereas, the Parties to this amendment have entered into an amendment to the Asset Purchase Agreement, dated March 10, 2020.

Whereas, the Parties to this amendment have entered into an amendment II to the Asset Purchase Agreement, dated March 31, 2020.

Whereas, the Parties to this amendment have entered into an amendment III to the Asset Purchase Agreement, dated May 2, 2020.

Whereas, the Parties to this amendment have entered into an amendment IV to the Asset Purchase Agreement, dated June 10, 2020.

Now Therefore, Buyer and Seller agree as follow:

(a)	The “Closing Date” to the Asset Purchase Agreement, are hereby extended from July 3, 2020 to August 7, 2020.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their respective officers thereunto duly authorized.

SELLER:		BUYER:

JET X AEROSPACE, LLC		ASI AVIATION, INC.

By:	/s/ David S. Carver	By:	/s/ James Flynn
Printed Name:	David S. Carver	Printed Name:	James Flynn
Title:	Manafger of LLC	Title:	President

SELLER MEMBERS:

By:	/a/ David S. Carver
Printed Name:	David S. Carver

By:	/s/ Dmetri Xydas
Printed Name:	Demetri Xydas

By:	/s/ Jayson Carver
Printed Name:	Jayson Carver